Exhibit 3

REGISTRATION RIGHTS AGREEMENT

between

CHINA CORD BLOOD CORPORATION

and

KKR CHINA HEALTHCARE INVESTMENT LIMITED

Dated April 27, 2012

Paul, Weiss, Rifkind, Wharton & Garrison

Solicitors and International Lawyers

12th Floor, Hong Kong Club Building

3A Chater Road

Central

Hong Kong

REGISTRATION RIGHTS AGREEMENT (this “Agreement”) made on April 27, 2012

BETWEEN:

(1)           CHINA CORD BLOOD CORPORATION, an exempted company with limited liability incorporated in the Cayman Islands with its registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (the “Company”); and

(2)           KKR CHINA HEALTHCARE INVESTMENT LIMITED, an exempted company with limited liability incorporated in the Cayman Islands with its registered office at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the “Investor”).

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 1 hereof.

RECITALS:

(A)          WHEREAS, pursuant to the Convertible Note Purchase Agreement dated as of April 12, 2012 (the “Purchase Agreement”) by and between the Company and the Investor, the Company has agreed to issue and sell to the Investor the 7% Senior Convertible Notes convertible into the Company’s ordinary shares par value US$0.0001 (the “Convertible Notes”).

(B)          WHEREAS, in connection therewith, and in order to induce the Investor to purchase the Convertible Notes, the Company desires to and has agreed to grant to the Investor the demand and other registration rights set forth herein.

(C)          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

AGREEMENT:

SECTION 1
DEFINITIONS

1.1                               Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Asian/European Listing” has the meaning set forth in Section 9.2(a).

“Asian/European Public Offering” has the meaning set forth in Section 9.2(c).

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are required or authorized by law or executive order to be closed.

“Charter Documents” means the memorandum and articles of association of the Company, as may be amended from time to time.

“Ordinary Shares” mean the ordinary shares, par value US$0.0001 per share, of the Company and any other equity securities of the Company into which such ordinary shares are reclassified or reconstituted, and any equity securities of the Company or any successor which may be issued on or after the date hereof in respect of, or in exchange for, ordinary shares pursuant to, among others, merger, consolidation, share split, share dividend, recapitalization of the Company or otherwise.

“Ordinary Shares Equivalents” mean any security or obligation which is by its terms, directly or indirectly, substantively analogous to, convertible into or exchangeable or exercisable into or for Ordinary Shares, including, without limitation, the Convertible Notes and any option, warrant or other subscription or purchase right with respect to Ordinary Shares.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Underwriter” has the meaning set forth in Section 5.1.

“Completion Date” has the meaning set forth in the Purchase Agreement.

“Convertible Notes” has the meaning set forth in the recitals to this Agreement.

“Demand Request” has the meaning set forth in Section 4.1.

“Designated Holder” means the Investor and any permitted transferee of the Investor to whom Registrable Securities have been transferred in accordance with Section 10.5 of this Agreement, other than a transferee to whom Registrable Securities have been transferred pursuant to a Registration Statement under the Securities Act or Rule 144 or Regulation S under the Securities Act (or any successor rules thereto), but in each case solely for so long as the Investor or transferee continues to be a holder of Registrable Securities.

“Electing Holders” has the meaning set forth in Section 6.1.

“Eligible Market” has the meaning set forth in the definition of “Trading Day” as set forth in this Section 1.

“Effectiveness Period” has the meaning set forth in Section 3.2(a).

“Event” has the meaning set forth in Section 3.3.

“Event Payment Date” has the meaning set forth in Section 3.3.

“Event Payments” has the meaning set forth in Section 3.3.

“Exchange Act” means the US Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“FINRA” means the Financial Industry Regulatory Authority (or any successor entity thereto).

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange or other self-regulatory body, whether domestic or foreign.

“Holders’ Counsel” has the meaning set forth in Section 7.1(a).

“Incidental Registration” has the meaning set forth in Section 5.1.

“Indemnified Party” has the meaning set forth in Section 8.3.

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Investor” has the meaning set forth in the preamble to this Agreement.

“Inspector” has the meaning set forth in Section 6.2(b).

“Liability” has the meaning set forth in Section 8.1.

“Majority Interest” means the Designated Holders holding at least a majority of the then-outstanding Registrable Securities or, for the avoidance of doubt, Convertible Notes (calculated on an as converted basis).

“Other Shareholders” has the meaning set forth in Section 5.1.

“Participating Holder” has the meaning set forth in Section 6.1.

“Person” means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Records” has the meaning set forth in Section 6.2(b).

“Registrable Securities” means (i) any Ordinary Shares issued or issuable in respect of the Convertible Notes and any other Ordinary Shares held by the Designated Holder or its Affiliates; and (ii) any other Ordinary Shares issued or issuable in respect of the shares described in subsection (i) above (because of stock splits, stock dividends, combination of shares, reclassifications, recapitalizations, mergers, consolidations or other reorganization or similar events and any Ordinary Shares issuable upon conversion, exercise or exchange thereof). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a Registration Statement covering such Registrable Securities has been declared effective under the

Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) the entire amount of the  Registrable Securities owned by a Designated Holder may be sold in one transaction without any limitation as to volume pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act in the opinion of counsel satisfactory to the Company and such Designated Holder, each in their reasonable judgment or (iii) such Registrable Securities have been sold pursuant to Rule 144 under the Securities Act.

“Registration Expenses” has the meaning set forth in Section 7.3.

“Registration Statement” means a registration statement filed pursuant to the Securities Act.

“Required Effectiveness Date” means the earlier of (i) the date that is forty-five (45) days from the Required Filing Date; provided, that, if the SEC reviews and has comments to the filed Registration Statement, then the Required Effectiveness Date under this clause shall be ninety (90) days from the Required Filing Date, or (ii) five (5) Business Days following the date the SEC or the Staff notifies the Company that it will not review the Registration Statement or that the Company may request effectiveness of the Registration Statement.

“Required Filing Date” has the meaning set forth in Section 3.1.

“SEC” means the United States Securities and Exchange Commission or any similar or successor agency then having jurisdiction to enforce the Securities Act.

“SEC Approved Registrable Securities” means Registrable Securities other than SEC Non-Registrable Securities.

“SEC Non-Registrable Securities” means the Registrable Securities excluded from the Registration Statement either (i) pursuant to Section 3.2(b) because the SEC or the Staff has indicated through comment letters or otherwise that such securities are not eligible to be resold under Rule 415 of the Securities Act, or (ii) pursuant to Section 3.2(c).

“Securities Act” means the US Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shelf Registration Statement” has the meaning set forth in Section 3.1.

“Staff” has the meaning set forth in Section 3.2(b).

“Trading Day” means (i) any day on which the Ordinary Shares are listed or quoted and traded on any national securities exchange, market or trading or quotation facility on which the Ordinary Shares are then listed or quoted (an “Eligible Market”), or (ii) if the Ordinary Shares are not then listed or quoted and traded on any Eligible Market, then a day on which trading occurs on the OTC Bulletin Board (or any successor thereto), or (iii) if trading ceases to occur on the OTC Bulletin Board (or any successor thereto), any Business Day.

“Underwriter Identification” has the meaning set forth in Section 3.2(b).

SECTION 2
GENERAL; SECURITIES SUBJECT TO THIS AGREEMENT

2.1                               Grant of Rights.  The Company hereby grants registration rights to the Designated Holders upon the terms and conditions set forth in this Agreement.

SECTION 3
MANDATORY REGISTRATION

3.1                               Shelf Registration Statement.  Not later than one hundred twenty (120) days after the Completion Date (such 120th day, the “Required Filing Date”), the Company shall file with the SEC a registration statement pursuant to Rule 415 of the Securities Act (a “Shelf Registration Statement”) on Form F-3 (or any successor form thereto), or if Form F-3 may not be used by the Company pursuant to applicable law, on Form F-1 (or any successor form thereto), with respect to the resale, from time to time, of all of the Registrable Securities held by the Designated Holders.  The Company shall file the Shelf Registration Statement no later than forty five (45) days following request from the Designated Holder (such 45th day, the “Required Filing Date”).  The disposition of Registrable Securities from the Shelf Registration Statement may occur, at any time, in one or more underwritten offerings, block transactions, broker transactions, at-market transactions or in such other manner or manners as may be specified by the applicable Designated Holders. Notwithstanding the above, if the Company is required to file the Registration Statement on a Form F-1, then the Company shall have sixty (60) days from the date of request from the Designated Holders to prepare and file the Registration Statement and the Required Filing Date shall be, in such case, the sixtieth (60th) day after the request from the Designated Holders.

3.2                               Effective Shelf Registration Statement.

(a)                                 The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become effective as soon as practicable, and shall use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective under the Securities Act, subject to the provisions of Sections 7.4 and 7.5 hereof, until the earlier of (i) such time as all Registrable Securities registered thereunder are eligible for sale by a Designated Holder in the open market in a single transaction pursuant to Rule 144 of the Securities Act (or any similar provision then in force) without being subject to the volume limitations thereof or (ii) all Registrable Securities covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement or pursuant to Rule 144 or otherwise pursuant an applicable exemption from the registration requirements of the Securities Act (such period being the “Effectiveness Period”).

(b)                                 Notwithstanding anything to the contrary in this Agreement (other than Section 3.2(d) below), in the event the staff of the SEC (the “Staff”) or the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities by or on behalf of the Company such that Rule 415 is not available to the Company to register the resale of such Registrable Securities and, as a result, the Staff or the SEC does not permit such Registration Statement to become effective and used for resales in a manner that permits the continuous resale at the market by the Designated Holders participating therein (or as otherwise may be acceptable to each Designated Holder) without being named therein as an “underwriter,” then the Company shall reduce the number of shares to be included in such Registration Statement (in accordance with the following sentence) until such time as the Staff and the SEC shall so permit such Registration Statement to become effective as aforesaid. In making such reduction, the Company shall reduce the number of Registrable Securities to be included by all other Designated Holders on a pro rata basis (based upon the number of Registrable Securities otherwise required to be included for each such Designated Holder) unless the inclusion of shares by a particular Designated Holder or a particular set of Designated Holders results in the Staff or the SEC’s taking the position that the inclusion of such Registrable Securities by such Designated Holders would constitute a registration “by or on behalf of the Company,” in which event, the shares held by such Designated Holder or set of Designated Holders shall be the only shares subject to reduction.  In addition, in the event that the Staff or the SEC requires any Designated Holder seeking to sell securities under a Registration Statement filed pursuant to this Agreement to be specifically identified as an “underwriter” (an “Underwriter Identification”) in order to permit such Registration Statement to become effective, and such Designated Holder (subject to Section 3.2(d) below) does not consent to being so named as an underwriter in such Registration Statement, then, in each such case, the Company shall reduce the total number of Registrable Securities to be registered on behalf of such Designated Holder, only to the extent necessary as would cause the Staff or the SEC not to require such Underwriter Identification or until such Designated Holder accepts such Underwriter Identification and the manner thereof.  In the event of any reduction in Registrable Securities pursuant to this Section 3.2(b), if requested by a Designated Holder holding Registrable Securities that were so excluded from such registration, the Company shall use its reasonable best efforts to cause such Registrable Securities to be registered to the greatest extent and at the earliest opportunity practicable and in any event not later than sixty (60) days after the earliest practicable date permitted under applicable guidance of the SEC and the Staff (and shall use its reasonable best efforts to effect additional registrations of Registrable Securities until all such securities have been included in additional Registration Statements).

(c)                                  Notwithstanding anything to the contrary in this Agreement, a Designated Holder shall have the right to require the Company to exclude all or any portion of such Designated Holder’s Registrable Securities from any Registration Statement, by written notice to the Company upon such Designated Holder’s reasonable belief that (i) inclusion of such Registrable Securities in the Registration Statement could subject such Designated Holder to underwriter liability, or (ii) the SEC or the Staff will impose material restrictions and terms on the disposition of such Registrable Securities.  In such event, the Company shall be required to file a new Registration Statement for such excluded shares in accordance with Section 3.2(b).

(d)                                 If any such Registration Statement and related prospectus refer to any Designated Holder by name or otherwise as the holder of any securities of the Company and if in such holder’s sole and exclusive judgment, such holder is or might be deemed to be an underwriter or a controlling person of the Company, or that such reference could reasonably be expected to result in an Underwriting Identification requirement, such holder shall have the right to (i) require the insertion therein of language, in form and substance satisfactory to such holder and presented to the Company in writing, to the effect that the holding by such holder of such securities is not to be construed as a recommendation by such holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, require the deletion of the reference to such holder.

3.3                               Event Payments.  Should an Event (as defined below) occur then, upon each monthly anniversary of the occurrence of such Event (an “Event Payment Date”) until the applicable Event is cured, as relief for the damages suffered therefrom by the Designated Holder (the parties hereto agreeing that the liquidated damages provided for in this Section 3.3 constitute a reasonable estimate of the damages that may be incurred by the Designated Holder by reason of such Event and that such liquidated damages represent the exclusive monetary remedy for the Designated Holders for damages suffered due to such Event; provided, however, that this shall in no manner limit the Designated Holders’ entitlement to specific performance as provided for in Section 10.3), the Company shall pay to the Designated Holder an amount in cash, as liquidated damages and not as a penalty, equal to one-twentieth of a percent (0.05%) of (i) the number of SEC Approved Registrable Securities then held by the Designated Holder as of the date of such Event, multiplied by (ii) the purchase price paid by the Designated Holder for such SEC Approved Registrable Securities then held, for each day that such Event continues, excluding the day on which such Event has been cured.  The payments to which the Designated Holder shall be entitled pursuant to this Section 3.3 are referred to herein as “Event Payments.”  In the event the Company fails to make Event Payments to the Designated Holder within five (5) Business Days after an Event Payment Date, such Event Payments owed to the Designated Holder shall bear interest at the rate of one half percent (0.5%) per month (prorated for partial months) until paid in full.  All pro rated calculations made pursuant to this paragraph shall be based upon the actual number of days in such pro rated month.  Notwithstanding the foregoing provisions, in no event shall the Company be obligated to pay such liquidated damages in an aggregate amount that exceeds five percent (5.0%) of the purchase price paid by the Designated Holder for its Registrable Securities pursuant to the Purchase Agreement.

For such purposes, each of the following shall constitute an “Event”:

(a)                                 a Registration Statement is not filed on or prior to the Required Filing Date or is not declared effective on or prior to the Required Effectiveness Date except: (i) as provided for in Section 7.4 or (ii) in the event that the SEC or the Staff (whether by means of a comment letter provided by the SEC or the Staff relating to the Registration Statement or otherwise) makes a determination that the registration of the Registrable Securities under the Registration Statement may not be appropriately characterized as secondary offerings that are eligible to be made on a shelf basis under Rule 415 or that one or more of the Designated Holders should be subjected to Underwriter Identification; or

(b)                                 on and after the effective date of a Registration Statement filed hereunder, a Designated Holder is not permitted to sell SEC Approved Registrable Securities under the Registration Statement (or a subsequent Registration Statement filed in replacement thereof) for any reason (other than the fault of such Designated Holder) for more than forty five (45) days in any one hundred and eighty day (180) day period or for more than ninety (90) days in any twelve month period.

3.4                               Expenses.  The Company shall bear all Registration Expenses in connection with this Section 3, whether or not the Shelf Registration Statement becomes effective.

SECTION 4
DEMAND REGISTRATION RIGHTS

4.1                               If, at any time after the Required Filing Date and prior to the expiration of the Effectiveness Period, (i) (A) additional Registrable Securities, which have not been included in the Shelf Registration Statement of the Company pursuant to Section 3.1 above, are issued or issuable to, or otherwise acquired by, the Designated Holder or its Affiliates or (B) a Registration Statement covering the sale of all of the Registrable Securities is not then effective and available for sales thereof by the Designated Holder, and (ii) the Company receives from the Designated Holder a written request (the “Demand Request”) stating that such Designated Holder is likely to be considered an Affiliate of the Company and requesting that the Company effect a registration with respect to at least one million of such Registrable Securities (which request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by the Designated Holder), the Company shall as soon as practicable, file and use reasonable best efforts to effect up to three such registrations during the period from the Required Filing Date to the expiration of the Effectiveness Period (but not more frequently than once per 180 day period) and to permit or facilitate the sale and distribution of all of such Registrable Securities.

4.2                               Expenses.  The Company shall bear all Registration Expenses in connection with this Section 4, whether or not a Registration Statement becomes effective.

SECTION 5
INCIDENTAL OR “PIGGY-BACK” REGISTRATION

5.1                               Request for Incidental Registration.  At any time after the date hereof until the end of the Effectiveness Period, if (i) the Company proposes to file a Registration Statement under the Securities Act with respect to an offering by the Company for its own account (other than a Registration Statement on Form F-4 or S-8 or any successor thereto), or (ii) the Company proposes to file a Registration Statement under the Securities Act with respect to an offering for the account of any shareholder of the Company other than any Designated Holder, then in each case the Company shall give written notice of such proposed filing to each of the Designated Holders at least fifteen (15) days before the anticipated filing date, and such notice shall specify, at minimum, the proposed date of filing of such Registration Statement, any proposed means of distribution of such Registrable Securities or other securities, any proposed managing underwriter or underwriters of such Registrable Securities or other securities and offer such Designated Holders the opportunity to register the number of Registrable Securities as each such Designated Holder may request (an “Incidental Registration”).  The Company shall use its reasonable best efforts (within twenty (20) days of the notice by the Designated Holders provided for below in this sentence) to cause the managing underwriter or underwriters in the case of a proposed underwritten offering (the “Company Underwriter”) to permit each of the Designated Holders who have requested in writing to the Company within ten (10) Business Days of the giving of the notice by the Company to participate in the Incidental Registration to include its, his or her Registrable Securities in such offering on the same terms and conditions as the securities of the Company or the account of such other shareholder, as the case may be, included therein.  In connection with any Incidental Registration under this Section 5.1 involving an underwritten offering, the Company shall not be required to include any Registrable Securities in such underwritten offering unless the Designated Holders thereof accept the terms of the underwritten offering as agreed upon between the Company, such other shareholders, if any, and the Company Underwriter.  If the Company Underwriter determines that the registration of all or part of the Registrable Securities which the Designated Holders have requested to be included in an offering by the Company for its own account (other than a Registration Statement on Form F-4 or S-8 or any successor thereto) would materially adversely affect the price, timing or distribution of the securities offered or the price per security that will derive from such registration, then the Company shall be required to include in such Incidental Registration, to the extent of the amount that the Company Underwriter believes may be sold without causing such adverse effect, (i) all of the securities to be offered for the account of the Company, (ii) the Registrable Securities to be offered for the account of the Designated Holders pursuant to this SECTION 5, as a group, which Registrable Securities shall be allocated pro rata among such Designated Holders based on the number of Registrable Securities requested to be included in such offering by each such Designated Holder and (iii) other securities requested to be included in such offering; provided, however, that no such reduction shall reduce the shares of Registrable Securities held by the Designated Holders included in the registration to below 20% of the total amount of securities included in such registration, unless such adverse effect is related to any of the matters contemplated by Section 3.2(b) hereof, in which case such 20% floor shall not apply and such Registrable Securities may be excluded pursuant to the provisions of Section 3.2(b) hereof.  If the Company Underwriter determines in writing that the registration of all or part of the Registrable Securities which the Designated Holders have requested to be included in an offering for the account of any shareholder of the Company other than any Designated Holders (“Other Shareholders”) would materially adversely affect the price, timing or distribution of the securities offered or the price per security that will derive from such registration, then the Company shall be required to include in such Incidental Registration, to the extent of the amount that the Company Underwriter believes may be sold without causing such adverse effect, (i) all of the securities to be offered for the account of such Other Shareholders, (ii) the Registrable Securities to be offered for the account of the Designated Holders pursuant to this SECTION 5, as a group, which Registrable Securities shall be allocated pro rata among such other Designated Holders based on the number of

Registrable Securities requested to be included in such offering by each such Designated Holder, (iii) all of the securities to be offered for the account of the Company, and (iv) other securities requested to be included in such offering; provided, however, that no such reduction shall reduce the shares of Registrable Securities held by the Designated Holders included in the registration to below 40% of the total amount of securities included in such registration unless such adverse effect is related to any of the matters contemplated by Section 3.2(b) above, in which case such 40% floor shall not apply and such Registrable Securities may be excluded pursuant to the provisions of Section 3.2(b).  For the avoidance of doubt, no registration pursuant to this Section 5.1 shall relieve the Company of its obligations to register Registrable Securities pursuant to Sections 3.1, 3.2 and 5.1.

5.2                               Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under Section 5.1 prior to the effectiveness of such registration whether or not any Designated Holder has elected to include Registrable Securities in such registration.  A Designated Holder shall have the right, by written notice to the Company, to exclude all or any portion of such Designated Holder’s Registrable Securities from any Registration Statement effected pursuant to this Section 5 at any time prior to its effectiveness.

5.3                               Expenses.  The Company shall bear all Registration Expenses in connection with any Incidental Registration pursuant to this Section 5, whether or not such Incidental Registration becomes effective.

SECTION 6
UNDERWRITTEN OFFERINGS

6.1                               Market Underwritten Offering.  The Designated Holders may distribute all or any portion of the Registrable Securities then held by them by means of an underwritten offering; provided, that: (i) a Majority Interest has requested such underwritten offering (the “Electing Holders”); (ii) the Electing Holders provide written notice to the Company and the other Designated Holders of their intention to distribute Registrable Securities by means of an underwritten offering; (iii) the managing underwriter or underwriters thereof shall be jointly designated by the Company and the Electing Holders; (iv) each Designated Holder participating in such underwritten offering (each a, “Participating Holder” and collectively, the “Participating Holders”) agrees to sell such Participating Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Electing Holders entitled selecting the managing underwriter or underwriters hereunder;  (v) each Participating Holder participating in such underwritten offering completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; (vi) the Company shall be entitled to include securities in such underwritten offering amounting to not less than 20% of the aggregate offering; and (vii) the underwritten sale pursuant to this Section must be for a number of Registrable Securities, which based on the good faith determination by the Electing Holders, would result in gross proceeds of at least $20 million (excluding securities to be offered for the account of the Company).

6.2                                 The Company agrees that in the event an underwritten offering pursuant to Section 6.1 is undertaken, the Company shall (without limitation to the obligations of the Company set forth in Section 7):

(a)                                  enter into and perform customary agreements (including an indemnity agreement with customary indemnification provisions) and take such other actions as reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including causing its officers to participate in “road shows” and other information meetings organized by the underwriter, if applicable;

(b)                                 make available at reasonable times for inspection by any Designated Holder, any managing underwriter participating in any disposition of such Registrable Securities pursuant to a Registration Statement, Holders’ Counsel and any attorney retained by any such Designated Holder or any managing underwriter (each, an “Inspector” and, collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and such other information (collectively, the “Records”) as shall be reasonably necessary to enable any such Inspector to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such Registration Statement.  Notwithstanding the foregoing, Records and other information that the Company determines, in good faith, to be confidential, and which is delivered to the Inspectors pursuant to written instruction to keep such information confidential, shall not be disclosed by the Inspectors or used for any purpose other than as necessary or appropriate for the purpose of such inspection (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (i) the disclosure of such Records is necessary, in the Company’s judgment, to avoid or correct a misstatement or omission in the Registration Statement, (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (iii) the information in such Records was and/or becomes otherwise known to the Inspectors on a non-confidential basis, prior to or after its disclosure by the Company, or was and/or becomes generally available to the public.  Each Designated Holder agrees that it shall promptly, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential, and such Designated Holder shall reasonably cooperate with the Company in connection therewith;

(c)                                  furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the Registration Statement with respect to such securities becomes effective and dated as of such date, an opinion of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as the underwriters, if any, and such seller may reasonably request and are customarily included in such opinions; and

(d)                                 obtain one or more “cold comfort” letters, dated the effective date of such Registration Statement and dated the date of the closing under the applicable underwriting agreement, signed by the independent certified public accountants of the Company who have certified the financial statements included in such Registration Statement, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the holders of a Majority Interest may request.

SECTION 7
REGISTRATION PROCEDURES

7.1                                 Obligations of the Company.  Whenever registration of Registrable Securities is required or requested pursuant to this Agreement, the Company shall use its commercially reasonable efforts to effect the registration of such Registrable Securities in accordance with the intended method of distribution thereof, and in connection with any such request, the Company shall, as expeditiously as possible:

(a)                                  before filing a Registration Statement or prospectus or any amendments or supplements thereto relating to Registrable Securities, the Company shall provide a single counsel selected by the Designated Holders holding a majority of the Registrable Securities being registered in such registration (“Holders’ Counsel”) with an adequate and appropriate opportunity to review and comment on such Registration Statement and each prospectus included therein (and each amendment or supplement thereto) to be filed with the SEC, subject to such documents being under the Company’s control.  The Company shall reasonably cooperate with Holders’ Counsel in performing the Company’s obligations under this Agreement.  The Company shall promptly notify the Holders’ Counsel and each seller of Registrable Securities of any stop order issued or threatened by the SEC relating to Registrable Securities and take all actions required to prevent the entry of such stop order or to remove it if entered;

(b)                                 prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the period specified in Section 3, and if not so specified therein, the lesser of (i) one hundred and eighty (180) days and (ii) such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold and shall comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(c)                                  furnish to each seller of Registrable Securities, prior to filing a Registration Statement relating to Registrable Securities, at least one executed copy of such Registration Statement as is proposed to be filed, and thereafter such number of conformed copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus) and such other documents or prospectus as each such seller may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such seller;

(d)                                 register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any seller of Registrable Securities may reasonably request, and continue such registration or qualification in effect in such jurisdiction for as long as permissible pursuant to the laws of such jurisdiction, or for as long as any such seller reasonably requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the public sale or other disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Company shall not be required to (i) qualify generally to do business as a foreign entity in any jurisdiction where it would not otherwise be required to qualify but for this Section 7.1(d), or (ii) consent to general service of process in any such jurisdiction;

(e)                                  promptly notify each seller of Registrable Securities: (i) when a prospectus, any prospectus supplement, a Registration Statement or a post-effective amendment to a Registration Statement (but only if relating to Registrable Securities) has been filed with the SEC, and, with respect to a Registration Statement or any post-effective amendment (but only if relating to Registrable Securities), when the same has become effective; (ii) of any comments or request by the SEC or any other federal or state Governmental Authority for amendments or supplements to a Registration Statement or related prospectus or for additional information (but only if relating to Registrable Securities); (iii) of the issuance by the SEC or any other Governmental Authority of any stop order suspending the effectiveness of a Registration Statement relating to Registrable Securities or of any order suspending or preventing the use of any related prospectus or the initiation or threatening of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceedings for such purpose; (v) of the existence of any fact or happening of any event (including the passage of time) of which the Company has knowledge which makes any statement of a material fact in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or which would require the making of any changes to the Registration Statement or prospectus in order that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (vi) determination by counsel of the Company that a post-effective amendment to a Registration Statement relating to Registrable Securities is advisable;

(f)                                    upon the occurrence of any event contemplated by clause (v) of Section 7.1(e), as promptly as practicable, prepare a supplement, amendment or post-effective amendment to such Registration Statement or related prospectus and furnish to each seller of Registrable Securities a reasonable number of copies of such supplement to or an amendment or post-effective amendment of such Registration Statement or prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(g)                               upon the occurrence of any event contemplated by clauses (iii) or (iv) of Section 7.1(e), as promptly as practicable, use its reasonable best efforts to promptly obtain the withdrawal of any such order or suspension and shall immediately notify each seller of Registrable Securities of any such withdrawal;

(h)                               cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed; provided, that the applicable listing requirements are satisfied;

(i)                                   keep Holders’ Counsel reasonably advised in writing as to the initiation and progress of any registration hereunder; provided, that the Company shall provide Holders’ Counsel with all correspondence with Staff or the SEC in connection with any Registration Statement filed hereunder to the extent that such Registration Statement has not been declared effective on or prior to the date required hereunder;

(j)                                     provide reasonable cooperation to each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA;

(k)                                cooperate with the Designated Holders of the Registrable Shares to facilitate the timely preparation and delivery of certificates representing such Registrable Shares to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free of any restrictive legends and in such denominations and registered in such names as such Designated Holders may request;

(l)                                     not later than the Required Effectiveness Date of any Registration Statement, provide CUSIP numbers for the Registrable Securities registered for resale under such Registration Statement, and provide the transfer agent for the

Registrable Shares one or more certificates for such Registrable Shares, in a form eligible for deposit with the Depository Trust Company; and

(m)                               take all other steps reasonably necessary and advisable to effect the registration of the Registrable Securities contemplated hereby.

7.2                                 Seller Information.  The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish, and such seller shall furnish, to the Company such information regarding the distribution of such securities as the Company may from time to time reasonably request in writing in response to requests made by the Staff or to permit the Company to comply with the rules and regulations of the SEC.  The furnishing of such information shall be a condition to the inclusion of the seller’s shares in such registration.

7.3                                 Registration Expenses.  The Company shall pay all expenses arising from or incident to its performance of, or compliance with, this Agreement, including, without limitation, (i) SEC, stock exchange and FINRA registration and filing fees, (ii) all fees and expenses incurred in complying with securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with “blue sky” qualifications of the Registrable Securities as may be set forth in any underwriting agreement), (iii) all printing, messenger and delivery expenses, (iv) the reasonable fees, charges and expenses of the Holders’ Counsel (including without limitation the fees charges and expenses incurred in connection with any amendments to a Registration Statement) not to exceed US$100,000 per Registration Statement, and (v) the reasonable fees, charges and expenses of counsel to the Company and of its independent certified public accountants and any other accounting fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any “cold comfort” letters or any special audits incident to or required by any registration or qualification), regardless of whether such Registration Statement is declared effective.  All of the expenses described in the preceding sentence of this Section 7.3 are referred to herein as “Registration Expenses.”  The Designated Holders of Registrable Securities sold pursuant to a Registration Statement shall bear the expense of any broker’s commission or underwriter’s discount or commission relating to registration and sale of such Designated Holders’ Registrable Securities.

7.4                                 Notice to Discontinue.  Each Designated Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in clause (v) of Section 7.1(e), such Designated Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Designated Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 7.1(f) and, if so directed by the Company, such Designated Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Designated Holder’s possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice.  If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 7.1(b) by the number of days during the period from and including the date of the giving of such notice pursuant to clause (v) of Section 7.1(e) to and including the date when sellers of such

Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by, and meeting the requirements of, Section 7.1(f) provided, that, no single suspension under this Section 7.4 shall exceed forty-five (45) days in any one hundred and eight (180) day period and in no event shall more than one suspension event exceed, in the aggregate, sixty (60) days in any twelve (12) month period.

7.5                                 Suspension of Sales.  Notwithstanding anything in this Agreement to the contrary, so long as the Registration Statement is on Form F-1 or on any other form that does not allow for forward incorporation by reference of reports and other materials filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, the Company may suspend sales under such Registration Statement as follows (but, in any event, no single suspension event shall exceed forty-five (45) days in any one hundred and eighty (180) day period) and in no event shall more than one suspension event exceed, in the aggregate, sixty (60) days in any twelve (12) month period: (i) for the period commencing at the time that the Company disseminates a press release announcing its preliminary financial results for any fiscal period and ending on the third (3rd) Business Day after the earlier of (A) the date that the related report on Form 20-F under the Exchange Act is filed with the SEC and (B) the date on which such report is required to be filed under the Exchange Act (giving effect to Rule 12b-25 promulgated thereunder); (ii) for the period commencing at the time that the Company disseminates a press release announcing a material development that would make a statement of a material fact in such Registration Statement untrue or misleading and ending on the third (3rd) Business Day after the earlier of (A) the date that the related report on Form 6-K is filed with the SEC and (B) the date on which such report is required to be filed under the Exchange Act (giving effect to Rule 12b-25 promulgated thereunder); (iii) to the extent necessary to allow any post-effective amendment to the Registration Statement or supplement to the prospectus to be prepared and, if necessary, filed with the SEC and, in the case of a post-effective amendment, declared effective; and (iv) for a period during which the Company, in the good faith opinion of the Board of Directors, determines that the disclosure of material, non-public information concerning the Company or any of its subsidiaries would be materially detrimental to the Company; provided, that the Company shall promptly notify the Designated Holders in writing (I) of the existence of such material, non-public information (provided that in each notice the Company will not disclose the content of such material, non-public information to the Designated Holders) and the date on which such suspension will begin and (II) of the date on which such suspension ends.

SECTION 8
INDEMNIFICATION; CONTRIBUTION

8.1                                 Indemnification by the Company.  The Company agrees to indemnify and hold harmless (to the fullest extent permitted by applicable law) each Designated Holder, its general or limited partners, members, directors, officers, Affiliates and each Person who controls (within the meaning of Section 15 of the Securities Act) any of the foregoing to the fullest extent permitted by applicable law from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) or any action or proceeding in respect thereof (including reasonable costs of investigation and reasonable attorneys’ fees and expenses) (each, a

“Liability” and collectively, “Liabilities”), (i) arising out of or based upon or relating to any untrue, or allegedly untrue, statement of a material fact contained in any Registration Statement, prospectus or preliminary, final or summary prospectus, or document incorporated by reference into any of the foregoing (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), (ii) arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which such statements were made, except insofar as such Liability arises out of or is based upon any untrue statement or omission contained in such Registration Statement, preliminary prospectus or final prospectus in reliance and in conformity with information concerning such Designated Holder furnished in writing to the Company by such Designated Holder specifically for use therein, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws in connection with the sale of securities by such Designated Holder pursuant to any Registration Statement in which such Designated Holder is participating.  The Company shall also provide customary indemnities to any underwriters (or persons, including broker-dealers or agents deemed “underwriters” within the meaning of the Securities Act) of the Registrable Securities, their officers, directors and employees and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act) to the same extent as provided above with respect to the indemnification of the Designated Holders of Registrable Securities.

8.2                                 Indemnification by Designated Holders.  In connection with any Registration Statement in which a Designated Holder is participating pursuant to Section 3 or Section 5  hereof, each such Designated Holder shall promptly furnish to the Company in writing such information with respect to such Designated Holder as may be required by law or regulation for use in connection with any such Registration Statement or prospectus and all information required to be disclosed in order to make the information previously furnished to the Company by such Designated Holder not materially misleading or necessary to cause such Registration Statement or prospectus not to omit a material fact with respect to such Designated Holder necessary in order to make the statements therein not misleading.  Each Designated Holder agrees to indemnify and hold harmless the Company, its directors, officers, Affiliates, and each Person who controls the Company to the same extent as the foregoing indemnity from the Company to the Designated Holders, but only if such untrue statement or omission was made in reliance upon and in conformity with information with respect to such Designated Holder furnished in writing to the Company by such Designated Holder specifically for use in such Registration Statement or preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing; provided, however, that the total amount to be indemnified by such Designated Holder pursuant to this Section 7.2 shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Designated Holder in the offering to which the Registration Statement or prospectus relates.

8.3                                 Conduct of Indemnification Proceedings.  Any Person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure).  If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party.  The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) such parties have been advised in writing by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, in any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all similarly-situated Indemnified Parties.  No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld.  No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

8.4                                 Contribution.

(a)                                  If the indemnification provided for in this Section 8 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Liabilities referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute (to the fullest extent permitted by applicable law) to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations.  The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 8.1 and 8.2, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided, that the total amount to be contributed by such Designated Holder shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Designated Holder in the offering.

(b)                                 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 8.4(a).  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

SECTION 9
COVENANTS

9.1                                 Rule 144.  The Company covenants that from and after the date hereof it shall use its best efforts to (i) timely file any reports required to be filed by it under the Exchange Act and (ii) promptly take such further action as each Designated Holder may reasonably request (including providing any information necessary to comply with Rule 144 under the Securities Act), all to the extent required from time to time to enable such Designated Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time or (ii) any similar rules or regulations hereafter adopted by the SEC.  The Company shall, upon the request of any Designated Holder, deliver to such Designated Holder a written statement as to whether it has complied with such requirements.

9.2                                 Other Listings.

(a)                                  addition to the rights of the Designated Holders under Section 3, Section 5, Section 5 and Section 6 of this Agreement, in the event of the admission or listing of any Ordinary Shares of the Company or in the form of Depositary Receipts to or a stock exchange located in Asia or Europe (a “Asian/European Listing”), the Company shall take such action as may be necessary or required to include in such Asian/European Listing all Registrable Securities held by the Designated Holders and to enable Designated Holders to freely resell such Registrable Securities to the same extent as any other holder of Ordinary Shares of the Company on such securities exchange, and to maintain any such Asian/European Listing, subject to any “close periods” under the rules of such securities exchange.

(b)                                 Without limiting the generality of subsection (a), the Company shall take such action, including, without limitation, preparing, printing and circulating prospectus, listing particulars and other offering documents setting forth current information regarding the Company, to the extent reasonably required to facilitate and permit the offering and sale of Registrable Securities by, and on behalf of, the Designated Holders on such securities exchange.

(c)                                  If any part of the equity share capital of the Company is to be offered in Asia or Europe by the Company or any of its shareholders in a manner requiring the publication of a prospectus or listing particulars (an “Asian/European Public Offering”) pursuant to a firm commitment underwriting, the Company shall (i) each such time give written notice to the Designated Holders of its intention to do so and (ii) use its reasonable best efforts to include in such Asian/European Public Offering all of the Registrable Securities held by such Designated Holders from whom the Company has received written request for inclusion thereof within ten (10) Business Days of the receipt by such Designated Holders of the notice referred to in clause (i) above, to the same extent as provided by the incidental or “piggy-back” rights held by the Designated Holders pursuant to Section 5.

(d)                                 The Company shall pay all expenses arising from or incident to its performance of, or compliance with, this Section 9.2, including, without limitation, (i) listing, filing and other fees required to effect a Asian/European Listing or Asian/European Public Offering, (ii) all fees and expenses incurred in complying with securities laws or rules of the applicable jurisdiction or stock exchange (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with such compliance as may be set forth in any underwriting agreement), (iii) all printing, messenger and delivery expenses, (iv) the fees, charges and disbursements of counsel to the Company and of its independent public accountants and any other accounting fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any “cold comfort” letters or any special audits incident to or required by any Asian/European Listing or Asian/European Public Offering) and any legal fees, charges and expenses incurred by the Company and the reasonable fees, charges and expenses, if any, of the Designated Holders’ Counsel not to exceed $50,000, and (v) any liability insurance or other premiums for insurance obtained for the benefit of the Company and/or its directors and officers in connection with any Asian/European Listing or Asian/European Public Offering, regardless of whether such Asian/European Listing becomes effective or such Asian/European Public Offering commences.  In the event any of the Registrable Securities held by the Designated Holders are sold pursuant to an Asian/European Public Offering, each Designated Holder shall bear the respective expense of any broker’s commission or an underwriter’s discount or commission relating to the sale of such Designated Holders’ Registrable Securities.

9.3                                 Limitations on Registration Rights.  The Company shall not permit any Person, without the prior written consent of a Majority Interest, to include securities of the Company in any registration undertaken under Section 3 or Section 5 hereto.

9.4                                 Adjustments Affecting Registrable Securities.  The Company shall not take any action, or permit any change to occur, with respect to its securities that would adversely affect the ability of the Designated Holders of Registrable Securities to

include such Registrable Securities in a registration undertaken pursuant to this Agreement or that would adversely affect the marketability of such Registrable Securities in any such registration (including, without limitation, effecting a stock split or a combination of shares).

SECTION 10
MISCELLANEOUS

10.1                           Recapitalizations, Exchanges, etc.  The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the Ordinary Shares (including in the form of Depositary Receipts) and the Ordinary Shares Equivalents, (ii) any and all voting equity securities of the Company into which the Ordinary Shares or Ordinary Shares Equivalents are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company and (iii) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the Ordinary Shares or Ordinary Shares Equivalents and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.  The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to enter into a new registration rights agreement with the Designated Holders on terms substantially the same as this Agreement as a condition of any such transaction.

10.2                           Other Registration Rights.  The Company shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Designated Holders in this Agreement or grant any additional registration rights to any Person or with respect to any securities which are not Registrable Securities which are prior in right to or inconsistent with the rights granted in this Agreement, except with the prior written consent of a Majority Interest. The Company represents and warrants that no holder of the securities of the Company has the right to register securities of the Company on the initial or any subsequent Shelf Registration Statement.

10.3                           Remedies.  The Designated Holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under this Agreement.  The Company agrees that monetary damages alone (including those specified in Section 3.3) would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate.

10.4                           Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in the manner provided for under the Purchase Agreement.

10.5                           Successors and Assigns; Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as hereinafter; provided, that the rights of the Designated Holders contained in this Agreement shall be automatically transferred to the transferee of any Registrable Security provided that (i) such transferee agrees to become a party to this Agreement and be fully bound by, and subject to, all of the terms and conditions of the Agreement as though an original party hereto; (ii) the Company is furnished with written notice of (A) the name and address of such transferee, and (B) the securities with respect to which such registration rights are being transferred; (iii) immediately following such transfer the further disposition of such securities by the transferee is restricted under the Securities Act or applicable state securities laws if so required; and (iv) such transfer shall have been conducted in accordance with all applicable federal and state securities laws.  All of the obligations of the Company hereunder shall survive any transfer.  Except as provided in Section 8, no Person other than the parties hereto and their successors and permitted assigns are intended to be a beneficiary of this Agreement.

10.6                           Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by (i) the Company and (ii) the Designated Holders holding at least a Majority Interest; provided that any party hereto may give a waiver in writing as to itself.

10.7                           Aggregation of Shares.  All shares of Registrable Securities held or acquired by Affiliated entities or Persons or entities or Persons under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

10.8                           Counterparts.  This Agreement may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

10.9                           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

10.10                     GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK OF THE UNITED STATES APPLICABLE TO CONTRACTS TO BE PERFORMED WHOLLY WITHIN SUCH JURISDICTION, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF ANY JURISDICTION.  Each of the parties hereto (i) shall submit itself to the non-exclusive jurisdiction of any federal court located in the State of New York or any New York state court having subject matter jurisdiction in the event any dispute arises out of this Agreement, (ii) agrees that venue shall be proper as to proceedings brought in any such court with respect to such a dispute, (iii) shall not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iv) agrees to accept service of process at its address for notices pursuant to this Agreement in any such action or proceeding brought in any such court. With respect to any such action, service of process upon any Party in the manner provided herein for the giving of notices shall be deemed, in every respect, effective service of process upon such party.

10.11                     WAIVER OF JURY TRIAL.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO

APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

10.12                     Severability.  Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part.  To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement, and any such deletion shall not affect the enforceability of such provisions of this Agreement as remain not so deleted.

10.13                     Rules of Construction.  Unless the context otherwise requires (i)  the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars,” “dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, recitals, Schedules or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” (vi) references herein to any gender or no gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (viii) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (ix) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding;” (xi) the word “or” shall be disjunctive but not exclusive; (xii) references herein to any law (including any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative statute, regulation, order, rule, directive, ordinance, code, constitution, principle of common law, equity or treaty) shall be deemed to refer to such law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; (xiii) references to any contract means such contract as amended, supplemented or modified in accordance with the terms thereof; and (xiv) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

10.14       Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein.  There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

10.15                     Further Assurances.  Each of the parties shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10.16                     Other Agreements.  Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under any other agreement including, but not limited to, the Charter Documents and the Purchase Agreement.

10.17                     Termination.  Except for the liabilities or obligations under Section 7.3 or Section 8, all of which shall remain in effect in accordance with their terms, this Agreement and the obligations of the parties hereunder (other than liability for the breach by any party hereto of any of the terms of this Agreement) shall terminate upon the end of the Effectiveness Period.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

CHINA CORD BLOOD CORPORATION

By:	/s/ Ting Zheng
Name: Ting Zheng
Title: Chairman and Chief Executive Officer

KKR CHINA HEALTHCARE INVESTMENT LIMITED

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Director